Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award (this “Award”) is effective the _________ day of ________________, _________ (the “Date of Grant”) between Nabors Industries Ltd. (“NIL” or the “Company”) and ________________ (the “Grantee”).

Upon the Date of Grant, the fair market value of a common share of NIL, par value $0.05 per share (“Common Share”), was ____________.

RECITALS

Under the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (the “Plan”), the Board of Directors (the “Board”) has determined the form of this Award and selected the Grantee, an Eligible Recipient, to receive this Award and the Common Shares that are subject hereto. The applicable terms of the Plan are incorporated in this Award Agreement by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

RESTRICTED STOCK AWARD

In accordance with the terms of the Plan, the Board has made this Award and concurrently issued or transferred to the Grantee Common Shares upon the following terms and conditions:

Section 1.      Number of Shares. The number of Common Shares granted pursuant to this Award is ______.

Section 2.      Rights of the Grantee as Shareholder. The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Award, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Award Agreement. If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Award or of any additional shares previously distributed to the Grantee with respect to the Common Shares issued or transferred under this Award, all of the additional shares shall be subject to the provisions of this Award Agreement, including the restrictions set forth in Section 3. Initially, the Common Shares issued pursuant to this Award and any related shares will be held in an account maintained with the processor under the Plan (the “Account”). At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 6.

Section 3.      Restriction Period. The period of restriction (the “Restriction Period”) for the Common Shares granted pursuant to this Award shall commence on the Date of Grant and shall expire on the first anniversary of the Date of Grant, so long as the Grantee remains a director of NIL from the Date of Grant through such anniversary. The Restriction Period shall expire earlier as to all Common Shares issued under this Award upon the Grantee’s Termination due to the Grantee’s death or Disability.

Section 4.      Terms and Conditions. This Award is subject to the following terms and conditions:

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(a)	Subject to any accelerated vesting pursuant to Section 3 hereof, if the Grantee ceases for any reason to be a director of NIL, any unvested portion of this Award shall be forfeited, the Grantee will assign, transfer and deliver the certificates or any other evidence of ownership of the Common Shares subject to the unvested portion of this Award to NIL, all interest of the Grantee in such Common Shares shall terminate, and the Grantee shall cease to be a shareholder with respect to such Common Shares.

(b)	During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Award. Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Award, whether voluntary or involuntary, shall be ineffective and the Company (i) shall not be required to transfer the Common Shares, (ii) may impound any certificates for the Common Shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

(c)	This Award is subject to, and the Grantee agrees to be bound by, all the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. Pursuant to the Plan, the Board or the Committee has the authority to interpret and construe the Plan and this Award Agreement, and is authorized to adopt rules and regulations for carrying out the Plan. Further, the parties reserve the right to clarify or amend the terms of this Award on mutually acceptable terms in any manner which would have been permitted under the Plan as of the Date of Grant. The Grantee acknowledges that the Grantee has been provided with a copy of the Plan, and a copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at Nabors Industries, Inc.’s principal office.

Section 5.      Lapse of Restrictions. Upon the expiration of the Restriction Period with respect to any of the Common Shares issued under this Award without the forfeiture thereof, all restrictions shall terminate on the related shares, and the Grantee shall be entitled to transfer the shares from the Account or receive certificates without the legend prescribed in Section 6.

Section 6.      Legend on Certificates. Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Award that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd. without any payment in the event of termination of the service of the registered owner, all as more particularly set forth in the Restricted Stock Award Agreement, a copy of which is on file with the Company.

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At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Award in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

Section 7.      Service Relationship with NIL. Nothing in this Award Agreement or in the Plan shall confer upon the Grantee the right to a continued service relationship with NIL or any of its subsidiaries.

Section 8.     Section 83(b) Election. If the Grantee makes an election pursuant to Section 83(b) of the Code (“Section 83(b)”), the Grantee shall promptly (but in no event after 30 days from the Date of Grant) file a copy of such election with NIL. The Grantee, by accepting this Award, acknowledges (a) that the Grantee has been advised to consult with a tax advisor regarding the tax consequences of this Award and (b) that timely filing a Section 83(b) election (if the Grantee chooses to do so) is the Grantee’s sole responsibility, even if the Grantee requests NIL or any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on the Grantee’s behalf.

Section 9.      Withholding Tax. Before NIL removes restrictions on the transfer of or delivers a certificate for Common Shares issued or transferred pursuant to this Award that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL or its designated Affiliate the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”). Subject to any Company policy in effect from time to time, upon vesting of this Award, NIL may withhold the number of Common Shares required to satisfy any Withholding Obligation, and provide to the Grantee a net balance of Common Shares (“Net Shares”), unless NIL receives notice not less than five days before any Withholding Obligation arises that the Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if the Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares. If Common Shares are used to pay all or part of the Withholding Obligation, the Fair Market Value of the Common Shares withheld shall be determined as of the date of withholding and the maximum number of Common Shares that may be withheld shall be the number of Common Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized (and which may be limited to flat rate withholding) without creating adverse accounting, tax or other consequences to the Company or any Affiliate, as determined by the Committee in its sole discretion. The Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or disposition of the Common Shares and that the Grantee has been advised, and hereby is advised, to consult a tax advisor. The Grantee represents that the Grantee is in no manner relying on the Board, the Committee, the Company, any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

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Section 10.   Notices and Payments. Any notice to be given by the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator at the offices of NIL in Hamilton, Bermuda, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or any of its subsidiaries to the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

Section 11.   Waiver. The waiver by NIL of any provision of this Award Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.

Section 12.   Termination or Modification of Restricted Stock Award. This Award shall be irrevocable except that NIL shall have the right to revoke it at any time during the Restriction Period if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation. Upon request in writing by NIL, the Grantee will tender any certificates for amendment of the legend or for change in the number of Common Shares issued or transferred as NIL deems necessary in light of the amendment of this Award. In the event of revocation of this Award pursuant to the foregoing, NIL may give notice to the Grantee that the Common Shares are to be assigned, transferred and delivered to NIL as though the Grantee’s service relationship with NIL terminated on the date of the notice.

Section 13.   Governing Law & Severability. The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Award Agreement should be held invalid, the remainder of this Award Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

Section 14.   Entire Agreement. This Award Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

Section 15.   Dispute. Any dispute, controversy or claim arising out of, or relating to, this Award Agreement or the breach, termination or invalidity thereof shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association. The place of arbitration shall be at Houston, Texas. Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof. The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.

Section 16.   Place of Performance; Venue. The place of performance for this Award is and shall be Harris County, Texas; and venue for any action to enforce any term of this Award Agreement by injunctive relief or other provisional remedy (as provided for by Section 15 of this Award Agreement) shall lie in Harris County, Texas.

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Section 17.   Insider Trading/Market Abuse Laws. The Grantee acknowledges that the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Grantee’s country (if different), which may affect the Grantee’s ability to acquire or sell Common Shares or ability to otherwise receive Common Shares pursuant to an award under the Plan during such times as the Grantee is considered to have “material non-public information” or other “inside information” regarding the Company or any Affiliate. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to be informed of and compliant with such regulations, and should consult the Grantee’s personal advisor regarding such matters.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement as of the day and year first written above.

NABORS INDUSTRIES LTD.

By:

GRANTEE

By:
[NAME]

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